UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2011 (October 11, 2011)
GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road P.O. Box 2028 Buffalo, New York	14219-0228

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 826-6500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 11, 2011, Gibraltar Industries, Inc. (the “Company”) and its wholly-owned subsidiary Gibraltar Steel Corporation of New York (“GSCNY”), as borrowers, entered into the Fourth Amended and Restated Credit Agreement with a syndicate of ten banks led by KeyBank National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A., M&T Bank, RBS Citizens, National Association, and HSBC Bank USA, National Association (the “Fourth Amendment and Restatement”). The Fourth Amendment and Restatement amends and restates the Company’s existing credit facility.
The Fourth Amendment and Restatement provides for a revolving credit facility and letters of credit in an aggregate amount that does not exceed the lessor of (i) $200 million and (ii) a borrowing base determined by reference to the trade receivables, inventories, and property, plant, and equipment of the Company’s significant domestic subsidiaries. The Fourth Amendment and Restatement provides the Company with more flexibility by allowing for the Company to request additional financing from the banks to increase the revolving credit facility to $250 million. As of October 11, 2011, the Company did not have any amounts outstanding under its revolving credit facility. The Fourth Amendment and Restatement also provides the Company with the opportunity to enter into a term loan in the principal amount of $35 million subject to conditions set forth in the Fourth Amendment and Restatement.
Only one financial covenant is contained with the Fourth Amendment and Restatement, which requires the Company to maintain a fixed charge ratio (as defined with the Fourth Amendment and Restatement) of 1.25 to 1.00 or higher. Interest rates on the revolving credit facility and term loan will continue to be based on the London Interbank Offering Rate (“LIBOR”) plus an additional margin of 2.0% to 2.5% on the revolving credit facility and 3.0% to 3.5% on the term loan. In addition to the foregoing, the revolving credit facility is subject to an annual commitment fee calculated as 0.375% of the daily average undrawn balance of the revolving credit facility.
The terms of the Fourth Amendment and Restatement provide that the revolving credit facility is scheduled to terminate on the earlier of October 16, 2016 or six months prior to the maturity date of the Company’s 8% Senior Subordinated Notes. As of October 31, 2011, the maturity date of the Company’s revolving credit facility is June 8, 2015, six months prior to the maturity of the Company’s 8% Senior Subordinated Notes. All revolving credit borrowings must be repaid on or before the maturity date. The term loan would be payable in quarterly installments and mature three years after the term loan funding date on which date the outstanding balance of the term loan is payable in full.
Borrowings under the Fourth Amendment and Restatement are secured by trade receivables, inventory, personal property, equipment, and certain real property of the Company’s significant domestic subsidiaries. The Fourth Amendment and Restatement is guaranteed by each of the Company’s significant domestic subsidiaries.
The Fourth Amendment and Restatement contains numerous affirmative and negative covenants and events of default which should be reviewed for a complete understanding of the Fourth Amendment and Restatement.

The foregoing description of the Fourth Amendment and Restatement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Fourth Amendment and Restatement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.
The Fourth Amendment and Restatement has been filed to provide investors and security holders with information regarding its terms, provisions, conditions, and covenants and is not intended to provide any other factual information respecting the Company or its subsidiaries. In particular the Fourth Amendment and Restatement contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transaction. The assertions embodied in those representations and warranties may be qualified or modified by information in disclosure schedules that the parties have exchanged in connection with executing the Fourth Amendment and Restatement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of this document, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors and security holders should not rely on the representations and warranties in these documents as characterizations of the actual state of any fact or facts.
Item 8.01 Other Events
A copy of the Company’s October 13, 2011 press release announcing the execution of the Fourth Amendment and Restatement is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
The information in this Form 8-K under the captions Items 1.01, 8.01, and 9.01, including the Release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, unless the Company specifically incorporates it by reference in a document filed under the Securities Act or the Exchange Act.
Item 9.01 Financial Statements and Exhibits
(a)-(c) Not Applicable
(d) Exhibits:

Exhibit No.	Description

10.1
Fourth Amended and Restated Credit Agreement dated October 11, 2011 among Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York, as borrowers, the lenders parties thereto, KeyBank National Association, as administrative agent, JPMorgan Chase Bank, N.A., as co-syndication agent, Bank of America, N.A., as co-syndication agent, M&T Bank, as co-documentation agent, RBS Citizens, National Association, as co-documentation agent, and HSBC Bank USA, National Association, as co-documentation agent

99.1	Press Release issued by Gibraltar Industries, Inc. on October 13, 2011

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIBRALTAR INDUSTRIES, INC.

Date: October 13, 2011
	By:	/s/ Kenneth W. Smith Kenneth W. Smith
Senior Vice President and Chief Financial Officer

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